Contact:

Richard Sneider	or	Scott Solomon
Chief Financial Officer		Vice President
Kopin Corporation		Sharon Merrill Associates, Inc.
(508) 824-6696		(617) 542-5300
rsneider@kopin.com		ssolomon@investorrelations.com

KOPIN REPORTS RECORD FOURTH-QUARTER
AND FULL-YEAR 2005 PROFITS

Company Grows Fourth-quarter Revenue 35% Year-over-Year;
Posts 2005 Net Income of $11.7 Million

TAUNTON, Mass., March 2, 2006 -- Kopin Corporation (NASDAQ: KOPN) today announced financial results for the fourth quarter and twelve months ended December 31, 2005. Highlights include:

•
Record net income under Generally Accepted Accounting Principles (GAAP) of $11.7 million, or $0.17 per diluted share, for the for the 12 months ended December 31, 2005, compared with a net loss of $13.8 million, or $0.20 per share, in 2004.

•
Fourth-quarter GAAP net income of $3.7 million, or $0.05 per diluted share, compared with a net loss of $7.0 million, or $0.10 per share, for the fourth quarter of 2004 and net income of $5.4 million, or $0.08 per diluted share, for the third quarter of 2005

•	Fourth-quarter revenue of $24.9 million, compared with $18.5 million in the fourth quarter of 2004 and $25.4 million in the third quarter of 2005

•	CyberDisplay™ revenue of $11.4 million, compared with $9.9 million in the year-ago period and $14.6 million in the third quarter of 2005

•	III-V revenue of $13.5 million, compared with $8.6 million in the fourth quarter of 2004 and $10.8 million in the third quarter of 2005

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

“Kopin’s record performance reflects the successful execution of our strategy over the past year,” said Chairman and Chief Executive Officer John C.C. Fan. “From the start of 2005 we focused on transitioning to new, higher value products aimed at tier-one customers in young, technology-driven markets poised for exponential growth. We accomplished those goals in every respect, positioning Kopin for another profitable year in 2006.”

III-V: HBT Products Drive Strong Performance

Revenue from III-V products grew 12% for the twelve months ended December 31, 2005 to $42.7 million from $38.2 million for the comparable period in 2004. The increase was driven by strong demand for Kopin’s heterojunction bipolar transistors (HBTs), which are used for power amplifiers (PAs) in cellular phones and wireless networking products for WiFi and WiMax.

“The cell phone has become the utility for mobility,” Dr. Fan said. “What the multi-tool knife is to the outdoorsman, the cell phone has become to a new generation of mobile professionals who want to surf the Web, text message their friends or watch a video. The greater functionality of new phones requires multiple power amplifiers to handle the added power requirements. With an approximately 80% share of the merchant HBT market, Kopin benefits from this trend because the move toward larger and more advanced power amplifiers increases the amount of our transistor content per phone.”

Kopin also has begun initial volume production of its new GAIN-HBT®. These patented structures represent a new generation of HBT transistors, which provide reduced operating voltage, increased RF performance and greater temperature stability than the previous generation of products. Kopin expects initial design-ins of its GAIN HBTs to be integrated into power amplifier circuits for tens of millions of advanced cell phones this year.

The Company also has substantially completed the transfer of its CyberLite™ light-emitting diode (LED) products to Asia as part of KoBrite Corp., a joint venture formed in 2005 with Asian partners. LED chip manufacturing has begun at KoBrite’s fab in Dongguan City, Guangdong Province, China. The facility is expected to be running at full production later this year.

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

CyberDisplay: Company Focuses on Profitable Revenue Growth

Revenue from CyberDisplay products decreased 3% for the twelve months ended December 31, 2005 to $47.6 million from $49.1 million for the comparable period in 2004. During the fourth quarter, Kopin announced key production design wins for its microdisplays and display modules with companies including Welton, Excellent Media Group Co. of Taiwan, and Oriscape Electronic Co., Ltd. of China. In addition, Kopin’s technology is featured in new eyewear products designed for Apple’s video iPod by Icuiti Corp. and MicroOptical Corp.

In October, Kopin unveiled its Digital iVision™ products for mobile video applications. The Company also announced an alliance with fabless semiconductor leader Solomon Systech Ltd., which specializes in display driver integrated circuits. Under the agreement, Solomon Systech will sell Kopin's plug-and-play Binocular Display Module (BDM) products for mobile video eyewear applications in China.

“As the availability of mobile video content increases, our level of design activity in the video eyewear segment continues to soar,” Dr. Fan said. “We estimate that about 50,000 eyewear units were sold in 2005, and that Kopin microdisplays captured more than 80% of the market. In 2006, sales could top 300,000 units. We are working with a number of companies to bring video eyewear to consumers, and we expect that our microdisplays will again be integrated into the vast majority of the units sold this year.

“We also expect digital still cameras to be a growth driver for Kopin. In mid-2005, Kodak selected our high-performance CyberEVF 230K electronic viewfinder for its new EASYSHARE P-Series digital cameras. Our integration into those models proved very successful,” Dr. Fan explained, “and we expect to secure additional designs with Kodak and other digital camera OEMs later this year.

“Consistent with our strategy, during the past year we’ve been transitioning to new, higher value display products with greater resolution and increasing levels of integration. These products include full viewfinder modules for digital cameras, display modules for video eyewear and advanced systems for military night vision and thermal imaging,” Dr. Fan continued.

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

“At the same time, we have continued to scale back our participation in conventional, low-end camcorders. As we have indicated over the past year, margins and average selling prices in this market have been declining sharply,” Dr. Fan said. “But just as we are introducing new display technology for the military, video eyewear and digital camera markets, we are continuing to work with our camcorder partners to develop new higher-end products, such as 16:9 displays for viewfinders. To accommodate our future display initiatives we plan to install a pilot 8-inch line in Massachusetts.”

Military-related CyberDisplay revenue accounted for approximately 10% of total revenue in 2005. In February 2005, Kopin announced the award of contracts to supply display systems to DRS Optronics and BAE Systems. The multi-year contracts are part of a five-year program to provide second-generation light, medium and heavy thermal weapon sights (TWS II) for the U.S. Army. “Volume production for the TWS II program is expected to begin at the end of the first quarter of 2006,” said Dr. Fan.

Notably during the fourth quarter, Kopin was awarded a multi-year production contract from ITT Industries Night Vision to manufacture display subsystems for the U.S. Army's Enhanced Night Vision Goggle (ENVG). The ENVG provides a new generation of night vision goggle that combines night vision and thermal imaging in one single unit. Kopin provides an optical module unit that includes a display, backlight, and optical element to each of these goggles. The Company expects to ramp up production by the end of the second quarter of 2006.

2005 Results: Kopin Posts Solid Gross Margin Gains

Revenues for 2005 increased 3.5% to $90.3 million compared with $87.3 million for 2004. Gross margin for the 12 months ended December 31, 2005 was 36% of product revenue compared with 15% for 2004. The improvement in gross margin reflects cost efficiencies achieved through: Kopin’s transfer of its LED (light-emitting diode) product group to Asia in early 2005 as part of the KoBrite joint venture; increased display sales to the military sector, which have higher margins than commercial display products; and efficiencies gained by the Company’s III-V product group as a result of increased HBT unit sales. Net income for 2005 was $11.7 million, or $0.17 per share, compared with a net loss of $13.8 million, or $0.20 per share, in 2004.

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

In the fourth quarter, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 47 (FIN 47), Accounting for Conditional Asset Retirement Obligations, which is an interpretation of FASB statement No. 143, Asset Retirement Obligations. This interpretation clarifies the timing of liability recognition for legal obligations associated with an asset’s retirement when the timing and or method of settling the obligation are conditional on a future event that may or may not be within the control of the entity. The impact of adopting FIN 47 was to include in income the cumulative effect of accounting change of $443,000 to account for the potential asset retirement obligations of certain leasehold improvements in some of our leased facilities and asset retirement obligations for certain equipment.

Cash and marketable securities at December 31, 2005 was $119.8 million compared with $111.9 million as of December 31, 2004. The Company continues to have no long term debt. In addition, Kopin owns approximately 400,000 shares of stock in Micrel, Inc., valued at approximately $4.7 million at December 31, 2005. The Company has purchased approximately $7 million of its $15 million stock buyback program and the program is continuing in 2006.

Business Outlook: Company Announces First-Quarter and Full-Year 2006 Revenue Guidance

“Advanced military systems, video eyewear and digital cameras will be major catalysts for Kopin’s microdisplay business in 2006,” Dr. Fan said. “The strength of our technology puts us in a prime position to build our share in these dynamic end markets.

“We expect microdisplay revenue in the military, digital camera and video eyewear markets to begin ramping in the second quarter and to accelerate in the second half of the year. In our III-V business, the HBT growth we saw in 2005 should continue steadily on the strength of orders from all of our key circuit partners,” Dr. Fan said. “We’re excited about the prospects for this business in 2006 and beyond.

“For the first quarter of 2006, we expect revenue to be in the range of $17 million to $19 million as a result of customary seasonality in our end markets and our transition away from low-end camcorders,” Dr. Fan continued. “For the full year, however, we expect 2006 revenue to increase year-over-year on continued profitability as we complete our product transition and maintain our commitment to profitable and growing markets.”

Kopin estimates that the effect on net income will be between $1.5 million and $2.0 million in 2006 related to the implementation of Financial Accounting Standards Board Statement No. 123R.

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

Fourth-Quarter Conference Call

Kopin will provide a live audio webcast of its fourth-quarter conference call for investors at
5:00 p.m. ET today, March 2, 2006. Investors who want to hear the call should log on to the Investor Relations section of Kopin’s website, www.kopin.com, at least 15 minutes prior to the event’s broadcast. The call will be available on the Investor Relations section for one week. After that, investors can access an archived version of the call on Kopin’s website.

To participate in the call, please dial (888) 349-5690 or (706) 643-3945 five minutes prior to the call. Please refer to conference ID 4379711. For those unable to join the live conference call, a replay will be available two hours after the conclusion of the call for one week at (800) 642-1687 or (706) 645-9291 (conference ID 4379711).

About Kopin

Kopin is the largest U.S. manufacturer of microdisplays to the consumer electronics, industrial and military markets and the world's largest merchant supplier of heterojunction bipolar transistor (HBT) wafers for power amplifier integrated circuits. Since introducing its award-winning microdisplay technology in 1999, Kopin has shipped more than 15 million CyberDisplays for digital cameras, personal video eyewear, camcorders, thermal weapon sights and head-mounted microdisplays. The Company also has shipped more than 500,000 HBT wafers, which have been integrated into more than one billion wireless handsets and into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's technology is protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

Safe Harbor Statement
Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to: the Company’s expectation of continued profitability in 2006; the expectation that larger and more advanced power amplifiers will increase the amount of Kopin content per cell phone; the expectation that initial design-ins of the Company’s GAIN-HBTs will be integrated into power amplifier circuits for tens of millions of advanced cell phones this year; the expectation that the KoBrite fab will be at full production later this year; the expectation that Kopin microdisplays will be integrated into the vast majority of eyewear units sold in 2006; the expectation that Kopin will secure design wins with Kodak and other digital camera OEMs later this year; the expectation that volume production for the TWS II program will begin at the end of the first quarter of 2006; Kopin’s expectation that it will ramp production of its ENVG display subsystems by the end of the second quarter of 2006; the Company’s plan to continue its stock buyback program; the expectation that advanced military systems, video eyewear and digital cameras will be major catalysts for the Company and enable Kopin to build share in these markets; the expectation for first quarter 2006 revenue in the range of $17 million to $19 million; the expectation that 2006 revenue will increase year-over-year; and the effect on 2006 net income of FASB 123R.
.

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Kopin Reports Fourth-Quarter 2005 Financial Results
March 2, 2006

These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: technical, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; delays in appropriations for military programs; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear products; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company’s Annual Report on Form 10-K for the year ended December 25, 2004 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 26, 2005, June 25, 2005 and September 24, 2005.

CyberDisplay, CyberLite, Digital iVision, GAIN-HBT and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin - The NanoSemiconductor Company™

The Company’s condensed consolidated statement of operations and balance sheet are attached.

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Twelve Months Ended

	December 31,	December 25,	December 31,	December 25,
	2005	2004	2005	2004

Revenues:
Product revenues	$23,493,227	$17,371,889	$85,247,294	$85,213,419
Research and development revenues	1,445,669	1,081,478	5,049,003	2,068,031
	24,938,896	18,453,367	90,296,297	87,281,450
Expenses:
Cost of product revenues	15,140,063	15,468,882	54,846,383	72,227,018
Research and development	3,443,232	3,310,918	12,036,473	14,275,998
Selling, general and administrative	3,781,745	2,037,008	13,652,881	10,172,708
Other	-	-	-	240,000
Asset impairment	-	5,322,784	517,902	5,322,784
	22,365,040	26,139,592	81,053,639	102,238,508

Income (loss) from operations	2,573,856	(7,686,225)	9,242,658	(14,957,058)
Other income and (expense):
Interest and other income	1,116,337	994,595	3,671,211	3,198,411
Interest and other expense	(210,316)	(816,079)	(347,374)	(1,078,889)
	906,021	178,516	3,323,837	2,119,522

Income (loss) before minority interest, income taxes and	3,479,877	(7,507,709)	12,566,495	(12,837,536)
equity losses in unconsolidated affiliates

Minority interest in income of subsidiary	(9,269)	325,143	(434,962)	(106,010)

Income (loss) before income taxes and equity losses in	3,470,608	(7,182,566)	12,131,533	(12,943,546)
unconsolidated affiliates and cumulative effect of accounting change

Benefit (provision) for income taxes	255,000	189,000	192,000	(110,060)

Income (loss) before equity losses in unconsolidated affiliates	3,725,608	(6,993,566)	12,323,533	(13,053,606)

Equity losses in unconsolidated affiliates	(41,281)	-	(209,304)	(778,411)

Income (loss) before cumulative effect of accounting change	3,684,327	(6,993,566)	12,114,229	(13,832,017)

Cumulative effect of accounting change	-	-	(443,000)	-

Net income (loss)	$3,684,327	$(6,993,566)	$11,671,229	$(13,832,017)

Net income (loss) per share:
Basic	$0.05	$(0.10)	$0.17	$(0.20)
Diluted	$0.05	$(0.10)	$0.17	$(0.20)

Weighted average number of common shares outstanding:
Basic	68,857,007	69,967,405	69,333,508	70,051,520
Diluted	70,494,746	69,967,405	70,222,597	70,051,520

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 25,
	2005	2004
ASSETS
Current assets:
Cash and marketable securities	$119,756,865	$111,900,466
Accounts receivable, net	13,014,815	9,088,525
Inventory	9,256,739	7,934,955
Prepaid and other assets	1,900,479	7,357,807

Total current assets	143,928,898	136,281,753

Equipment and improvements, net	11,250,453	11,615,633
Other assets	11,152,666	7,934,527

Total assets	$166,332,017	$155,831,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$8,334,282	$5,909,088
Accrued expenses	5,378,639	5,715,945
Billings in excess of revenue earned	1,080,810	1,240,347

Total current liabilities	14,793,731	12,865,380

Restoration commitments	740,000	-
Minority interest	4,337,925	3,780,693
Stockholders' equity	146,460,361	139,185,840

Total liabilities and stockholders' equity	$166,332,017	$155,831,913